EXHIBIT 10.3



                              NEWELL CO.
                      DEFERRED COMPENSATION PLAN


SECTION   1.   INTRODUCTION

               Effective August 1, 1980, Newell Co. has established a Deferred Compensation Plan for members of the Board of Directors and for certain key executives of the Company.

SECTION   2.   PLAN PARTICIPANTS

               Each member of the Board of Directors and employees of the Company who have been approved as members of the Cash Bonus Plan shall be a Participant of this plan.

SECTION   3.   DEFERRAL ELECTIONS AND TIMING OF PAYMENTS

          3.1 Effective January 1, 1981, and each year thereafter, each member of the Board of Directors may be entitled to defer the established retainer and meeting fee or portion thereof for each month that such a member holds such office with Newell.

               Each eligible executive shall be entitled to defer their cash bonus award or any other earnings above their base salary.

          3.2 The Vice President Personnel Relations shall send to each eligible participant an election form under which they may elect to defer all or a portion of their compensation. Base salary may not be deferred by regular employees. Deferral elections shall remain in effect from year to year unless notice to change a deferral is submitted to the Vice President Personnel Relations prior to December 31, in the year prior to the year in which the change is to take place.

          3.3 After termination of service, payments will be made in cash in approximately equal annual installments over such period of years, not exceeding fifteen, as Participant elects.

          3.4 Each deferred account shall earn interest at a rate based on the yield rate of U.S. Treasury Bills as quoted in the Midwest Edition of the Wall Street Journal. Interest rates shall be accrued and compounded quarterly based on the weighted average for
               the quarter.
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          3.5  During his period of service with Newell, a Participant will acquire knowledge of the affairs of Newell. Therefore, notwithstanding any other provision of this Plan, if, without the express consent of Newell, a Participant or former Participant accepts employment with or renders other services to any entity which is engaged in substantial competition with Newell, such individual's deferred account shall be paid as soon as practicable in a lump sum and Section 3.3 shall not apply.

SECTION   4.   GENERAL PROVISIONS

          4.1 Each Participant may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation of beneficiaries with the Vice President Personnel Relations on a form provided by the Company. In the absence of any such designation, any amounts remaining unpaid at a Participant's death shall be paid to his estate.

          4.2 Establishment of the Plan and coverage of any person shall not be construed to confer upon any person any legal right to be continued in the employ of the Company.

          4.3 Deferred amounts hereunder are not in any way subject to the debts or other obligations of persons entitled thereto, and may not be voluntarily or involuntarily sold, transferred, or assigned. When a person entitled to a payment under the plan is under legal disability, or, in Newell's opinion is in any way incapacitated so as to be unable to manage his financial affairs, Newell may direct that payment be made to such person's legal representative. Any payment made in accordance with the preceding sentence shall be in complete discharge of Newell's obligation to make such payment under the plan.

          4.4 Any action required or permitted to be taken by Newell under the terms of the plan shall be by affirmative vote of a majority of the members of the Board of Directors then in office.

          4.5 Notwithstanding any provisions of the Plan, or of the Cash Bonus Plan, from and after the date of a Change in Control of the Company, each Participant may at any time prior to his termination of service with the Company and all subsidiaries thereof as an employee, or as a member of the Board of Directors of the Company, elect to receive payment in a lump sum of the entire balance of his deferred account held hereunder,
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               including interest thereon credited as of the last day
               of the calendar month prior to the date of distribution. Any such election shall be made by a Participant pursuant to written notice delivered to the Company at least 10 days prior to the requested date of distribution. For purposes of this paragraph, a Change in Control of the Company shall be deemed to occur on the earliest of:

               (i) The acquisition of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, by any entity, person or group, of more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors ("voting stock");

              (ii)  The effective time of (A) a merger or
                    consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation (other than those who are affiliates of such other corporation) hold less than 80% of the voting stock of the surviving or resulting corporation, or (B) a transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

             (iii) The election to the Board of Directors of the Company, without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (A) three directors or (B) directors constituting a majority of the number of directors of the Company then in office.

SECTION   5.   AMENDMENT AND DISCONTINUANCE

               The Board of Directors hereby reserves the right to amend or discontinue the Plan at any time; provided, however, that any amendment or discontinuance of the Plan shall be prospective in operation only and shall not affect the payment of any deferred fees theretofore earned by a Participant or former Participant or the conditions under which any such fees are to be paid or forfeited under the plan, unless the person affected shall expressly consent thereto.

               Approved by action of the Board of Directors, effective October 23, 1980 and amended effective October 23, 1986.